Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective May 22, 2019 (the “Effective Date”), by and between Richard D. Katz, M.D. (“Executive”) and Liquidia Technologies, Inc., a Delaware corporation (the “Company”).  Each of the Company and Executive is a “Party” and, collectively, they are the “Parties.”

The Company desires to employ Executive and, in connection with such employment, to compensate Executive for Executive’s personal services to the Company; and

Executive desires to provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               At-Will Employment.  Executive shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6.

1.2                               Position.  Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts such employment.  Executive will report to the Chief Executive Officer (“CEO”) and/or such Company officers or directors designated by the CEO.

1.3                               Duties.  Executive shall faithfully perform all duties of the Company related to the position or positions held by Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws of the Company related to the position or positions held by Executive and all additional duties that are reasonably prescribed from time to time by the CEO or other designated officers or directors of the Company. Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests.  Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters in North Carolina.  In addition, Executive shall make such business trips at the Company’s expense to such places as may be necessary or advisable for the efficient operations of the Company.

1.4                               Company Policies.  Executive shall comply with all Company policies, standards, rules and regulations (a “Company Policy” or collectively, the “Company Policies”) and all applicable government laws, rules and regulations that are now or hereafter in effect. Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                                      COMPENSATION.

2.1                               Salary.  Executive shall receive a base salary of $370,000 on an annualized basis, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).  Executive’s Base Salary may be increased from time to time by the Board of Directors of the Company (the “Board”). Notwithstanding anything to the contrary, the Base Salary may be reduced if the Board determines such reduction is necessary and justified by the financial condition of the Company and implements an equal percentage reduction in the base salaries of all of the Company’s executive officers, but in no event will such reduction be greater than ten percent (10%) of the Base Salary. A reduction in Executive’s Base Salary in accordance with the immediately preceding sentence shall not constitute a material diminution in Base Salary as described in Section 6.4(b) of this Agreement.

2.2                               Bonus. During the period Executive is employed with the Company, Executive shall be eligible to earn a discretionary annual cash bonus of up to 40% of Base Salary (“Target Award”), subject to review and adjustment by the Company in its sole discretion, pursuant to the terms of the Liquidia Technologies, Inc. Annual Cash Bonus Plan, as amended by the Company from time to time (the “Bonus Plan”), or its successor plan.  Any bonus, if earned, will be paid to Executive within the time period set forth in the Bonus Plan.

2.3                               LTIP.  Upon employment and subject to approval of the Compensation Committee of the Board, Executive will receive an incentive stock option entitling the purchase up to 155,000 shares (the “Option”) of common stock of the Company (“Common Stock”), with the exercise price per share of Common Stock underlying the Option equaling the Fair Market Value (as defined under the Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan (the “Plan”)) of a share of Common Stock on the date of grant.  The Option shall (i) be granted under and subject to the terms of the Plan and the form of incentive stock option grant agreement, and (ii) be subject to the following vesting schedule: 25% of the grant will become vested and exercisable or settled, as applicable, on first anniversary of Executive’s start date and the balance will become vested and exercisable or settled, as applicable, in equal monthly installments over the following thirty-six (36) months, subject to Executive’s continuous employment with the Company on each such vesting date.

2.4                               Benefits.  Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

2.5                               Expense Reimbursement.  The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company Policy, as in effect from time to time.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section

409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.                                      PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.  As a condition of employment with the Company, Executive agrees to execute and abide by a Confidentiality, Inventions and Non-Competition Agreement (the “Confidential Information Agreement”), which may be amended by the Parties from time to time without regard to this Agreement.  The Confidential Information Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.

3.1                               Permissible Communications.  Notwithstanding anything to the contrary in the Confidential Information Agreement, Executive acknowledges that nothing in the Confidential Information Agreement shall be construed to prohibit Executive from (a) filing a charge or complaint with, or participating in any proceeding before, a government agency authorized to enforce and investigate suspected violations of federal anti-discrimination laws, labor relations laws, occupational health and safety laws, wage and hour laws, and such similar state or local laws; (b) reporting possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under such laws, or (c) responding truthfully to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation (the activities set forth in clauses (a) through (c) are collectively referred to as the “Protected Activities”).  Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company; provided, however, that Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information under the Confidential Information Agreement to any parties other than the appropriate government agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

3.2                               Defend Trade Secrets Act.  Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

4.                                      OUTSIDE ACTIVITIES DURING EMPLOYMENT.  Except with the prior written consent of the Company, which shall not be unreasonably withheld, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved by the Company. This restriction shall not, however, preclude Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or employment or service in any capacity with Affiliates of the Company.  As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5.                                      NO CONFLICT WITH EXISTING OBLIGATIONS.  Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.                                      TERMINATION OF EMPLOYMENT.  The Parties acknowledge that Executive’s employment relationship with the Company is at-will.  The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1                               Termination by the Company Without Cause.

(a)                                 The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 7.1 of this Agreement.  A termination pursuant to Sections 6.3 and 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b)                                 If the Company terminates Executive’s employment at any time without Cause and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined below) and, subject to Executive’s compliance with the obligations in Section 6.1(c) below, then Executive shall also be entitled to receive (collectively, the “Severance Benefits”):

(i)                                     an amount equal to Executive’s then current Base Salary for nine (9) months (the “Severance Period”), less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter;

(ii)                                  an amount equal to the unpaid bonus (if any) that Executive would have earned pursuant to the Bonus Plan with respect to any Performance Period (as defined in the

Bonus Plan) completed prior to the termination date but for the employment requirement set forth in Section 6.3 of the Bonus Plan; and

(iii)                               payment of the employer portion of the premiums required to continue Executive’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive timely elects to continue coverage under COBRA, until the earliest of (A) the close of the Severance Period, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the termination date through the earliest of (A), (B) or (C), the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines in its sole discretion that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period, regardless of whether Executive elects COBRA coverage (the “Special Severance Payment”).  Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(c)                                  Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law.  Executive shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement if: (i) Executive signs and delivers to the Company an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company (the “Release”), by the 60th day following the termination date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board);  (iii) Executive returns all Company property in proper order and condition, reasonable wear and tear excepted, (including, but not limited to, all books, documents, papers, materials and any other property or assets relating to the business or affairs of the Company which may be in Executive’s possession or under his control but excluding copies of records related to Executive’s compensation from the Company and any equity ownership in the Company); (iv) Executive complies with all post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release.  To the extent that any Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance Benefits will not be made or begin until the later calendar year.

(d)                                 For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e)                                  The Severance Benefits provided to Executive pursuant to this Section 6.1 is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f)                                   Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2                               Termination by the Company for Cause.

(a)                                 Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b)                                 “Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) any material breach of the terms of this Agreement by Executive, or the willful failure of Executive to diligently and properly perform Executive’s material duties for the Company; (ii) Executive’s misappropriation or unauthorized use of the Company’s tangible or intangible property that causes or is likely to cause material harm to the Company or its reputation, or material breach of the Confidential Information Agreement or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation; (iii) any material failure to comply with the Company Policies or any other policies and/or directives of the Board; (iv) Executive’s use of illegal drugs or any illegal substance, or Executive’s use of alcohol in any manner that materially interferes with the performance of Executive’s duties under this Agreement; (v) any (A) dishonest or illegal action (including, without limitation, embezzlement) by Executive, or (B) other action, whether or not dishonest or illegal, by Executive, in either case which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation; (vi) Executive’s failure to fully disclose any material conflict of interest Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; (vii) any adverse action or omission by Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it; or (viii) become prohibited by law or any order from any regulatory body or governmental body from being an employee or director of any company, firm or entity; provided, however, that prior to any termination of Executive for “Cause,” if the grounds for such Cause are reasonably capable of cure by Executive, the Company shall provide Executive with written notice of the grounds for Cause and provide Executive with ten (10) business days in which to cure such Cause.

(c)                                  In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.3                               Resignation by Executive.

(a)                                 Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 7.1.

(b)                                 In the event Executive resigns from Executive’s employment with the Company for any reason (other than a resignation for Good Reason as described in Section 6.4 below), Executive will not receive Severance Benefits or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.4                               Resignation by Executive for Good Reason.

(a)                                 Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.4(b) below).

(b)                                 “Good Reason” for resignation shall mean the occurrence of any of the following without Executive’s prior consent:  (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) a material diminution in Executive’s Base Salary; (iii) a requirement that Executive report to an employee other than the CEO; (iv) Executive’s principal place of employment is relocated by more than fifty (50) miles from the Company’s present location in Research Triangle Park, North Carolina; or (v) the Company materially breaches its obligations under this Agreement.  In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason,” Executive must (X) inform the Company of the existence of the event within sixty (60) days of the initial existence of the event, after which date the Company shall have no less than thirty (30) days to cure the event which otherwise would constitute “Good Reason” hereunder and (Y) Executive must terminate his employment with the Company for such “Good Reason” no later than ninety (90) days after the initial existence of the event which prompted Executive’s termination. Any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c)                                  In the event Executive resigns from Executive’s employment for Good Reason, and provided that such termination constitutes a Separation from Service, then subject to Executive’s compliance with the obligations in Section 6.1(c) above, Executive shall be eligible to receive the same Severance Benefits as described in Section 6.1 and on the same terms and conditions set forth in Section 6.1(c) and Section 6.1(e) as if Executive had been terminated by the

Company without Cause.

(d)                                 Any damages caused by the termination of Executive’s employment for Good Reason would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.5                               Termination by Virtue of Death or Disability of Executive.

(a)                                 In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the Parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

(b)                                 Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability.  Termination by the Company of Executive’s employment based on “Disability” shall mean termination because a qualified medical doctor mutually acceptable to the Company and Executive or Executive’s personal representative has certified in writing that: (A) Executive is unable, because of a medically determinable physical or mental disability, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for more than one hundred and eighty (180) calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that Executive will be able, within one hundred and eighty (180) calendar days, to resume the essential functions of Executive’s job, with or without a reasonable accommodation, and to otherwise discharge Executive’s duties under this Agreement.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance Benefits or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.6                               Change in Control Benefits.  In the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause or Executive resigns for Good Reason within twelve (12) months following the effective date of a Change in Control (as defined under the Plan), then Executive shall be entitled to the Accrued Obligations and, provided that Executive complies with the obligations in Section 6.1(c) of this Agreement (including the requirement to provide an effective Release), Executive shall be eligible to receive the same Severance Benefits as described in Section 6.1(b) and on the same conditions as if Executive had been terminated by the Company without Cause; provided, however, that (a) the Severance Period shall be increased to twelve (12) months; (b) the bonus set forth in Section 6.1(b)(ii) shall instead be payable at the Target Amount; and (c) in the event that Executive’s outstanding equity as of the closing of the Change in Control is assumed or continued (in accordance with its terms) by the surviving entity in a Change in Control, then 100% of the unvested portion of such equity shall become vested.

6.7                               Cooperation With Company After Termination of Employment.  Following termination of Executive’s employment for any reason and for a period of one (1) year thereafter, Executive agrees to cooperate (a) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive’s employment with the Company, and (ii) all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company.  The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.  The Company will also pay Executive a per diem amount equal to Executive’s Base Salary as of the date of termination divided by two hundred and thirty (230) for each day or partial day that Executive devotes to fulfilling his obligation to cooperate under this Section 6.7, unless Executive is then receiving continued payment of his Base Salary under 6.1(b)(ii), above.   Following termination of Executive’s employment for any reason, and in the event of a failure by Executive (following reasonable efforts by the Company to secure his voluntary cooperation) to resign from any position as officer or director of the Company, with such resignation to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board), the Company is hereby irrevocably authorized to appoint its then-current Chief Executive Officer  to act in Executive’s name and on his behalf to execute any documents and to do all things reasonably necessary to effect such resignation.  Further, Executive shall not, at any time after termination of Executive’s employment for any reason, represent himself as being an agent or representative of the Company, unless expressly authorized in a written agreement executed by an authorized officer of the Company.

6.8                               Application of Section 409A.

(a)                                 It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A.  If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

(b)                                 The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(c)                                  No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).

(d)                                 For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(e)                                  If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance Benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this Section 6.8, and (2) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.8.

6.9                               Parachute Payments.

(a)                                 Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, the Company shall reduce the aggregate present value of the Payments under this Agreement to the Reduced Amount (as defined below) if, and only if, reducing the Payments under this Agreement will provide Executive with a greater net after-tax amount than would be the case if no such reduction was made, taking into account the applicable federal, state, local and foreign income, employment and other taxes, including the excise tax imposed by Section 4999 of the Code.  If a reduction in the Payments is necessary, such reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, clauses (1), (2), (3) or (4) of this Section 6.9(a)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are.  The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(b)                                 All determinations to be made under this Section 6.9 shall be made at the Company’s expense by a firm of certified public accountants of national standing selected by the Company (the “Accounting Firm”) which may be the firm regularly auditing the financial statements of the Company.  The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section.  To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall value, services to be provided by Executive (including refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which cause the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code.  In making its determinations hereunder, the Accounting Firm shall apply reasonable, good faith interpretations regarding the applicability of Section 280G and Section 4999, along with any other applicable portions of the Code or other tax laws.  The Accounting Firm shall make all determinations required to be made under this Section and shall provide detailed supporting calculations to the Company and Executive within 30 days after the Termination Date or such earlier time as is requested by the Company, and provide an opinion to Executive that he or she has substantial authority not to report any excise tax on his or her Federal income tax return with respect to any Payments.  Any such determination by the Accounting Firm shall be binding upon the Company and Executive.  Subject to Sections 6.1(c) and 6.9, within five business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

(c)                                  As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm or the Company hereunder, it is possible that Payments, as the case may be, will have been made by the Company which should not have been made (“Overpayment”) or that additional Payments, as the case may be, which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, promptly on notice and demand Executive shall repay to the Company any such Overpayment paid or distributed by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

7.                                      GENERAL PROVISIONS.

7.1                               Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3                               Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4                               Waiver.  If either Party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5                               Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company, subject to the approval of the Board, its compensation committee or (if necessary) the stockholders of the Company.  The Parties have entered into a separate Confidential Information Agreement and have entered or may enter into separate agreements related to equity.  These separate agreements govern other aspects of the relationship between the Parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the Parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6                               Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7                               Successors and Assigns.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a Party, but may not otherwise assign this Agreement or its rights and obligations hereunder.  Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.

7.8                               Withholding.  All amounts payable hereunder shall be subject to applicable tax withholding.

7.9                               Choice of Law.  This Agreement in all respects shall be governed by and interpreted in accordance with the laws of the State of North Carolina, both procedural and substantive, without regard to conflicts of law, except to the extent that federal laws and regulations preempt otherwise applicable law.

7.10                        Mandatory Mediation.   Prior to and as a condition of either Party’s filing suit in state or federal court, the Parties shall engage in a mediated settlement conference in accordance with the North Carolina Superior Court Rules Implementing Statewide Mediation.  The Parties shall mediate in good faith until settlement is reached or an impasse is declared by the mediator.

7.11                        Jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Wake County, North Carolina, or any state court located within such state, in respect of any claim relating to this Agreement or Executive’s employment with the Company, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that said Party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section.

7.12                        Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.  Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Neal Fowler
	Name:	Neal Fowler
	Title:	Chief Executive Officer

Executive:

/s/ Richard D. Katz, M.D.
Richard D. Katz, M.D.

Exhibit A

CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION AGREEMENT

A-1